Master Global Content Reseller Agreement

between

Vodafone Group Services Limited

and

The WAAT Corporation

VODAFONE MASTER GLOBAL CONTENT RESELLER TERMS AND CONDITIONS (the “Master Agreement”)

1.	BACKGROUND AND STRUCTURE

1.1.	The Content Provider owns or otherwise has the right to exploit certain Content suitable for provision to Vodafone Group Companies for distribution and sale by those companies to their Customers.

1.2.
All Content offered by the Content Provider from time to time under this Master Agreement shall be set out in Content Schedules signed by VGSL and the Content Provider. The Parties intend that each Vodafone Group Company wishing to distribute and/or resell some or all of such Content enters into a separate Contract with the Content Provider in accordance with the process set out in Clause 2.

1.3	The Parties acknowledge and agree that:

1.3.1	VGSL shall not be liable to the Content Provider in respect of any obligations owed to the Content Provider by any other Vodafone Group Company pursuant to a Contract; and

1.3.2	the Content Provider shall not be liable to VGSL in respect of any obligations owed to another Vodafone Group Company by the Content Provider pursuant to a Contract.

2.	FORMATION OF CONTRACTS

2.1	This Master Agreement is a standing offer by the Content Provider to all Vodafone Group Companies to acquire and resell to Customers the Content on the terms of this Master Agreement.

2.2	Any Vodafone Group Company may, but is not obliged to, accept the Standing Offer by completing and signing the attached Contract Acceptance Notice.

2.3
A Contract is formed between the Content Provider and a Vodafone Group Company when the Content Provider receives the Contract Acceptance Notice signed on behalf of that Vodafone Group Company. Where a Vodafone Group Company is already party to a Contract with the Content Provider and the Content Provider enters into a new Content Schedule with VGSL. such new Content Schedule shall be deemed to be added to such Contract on the date that the Vodafone Group Company first acquires, promotes, advertises, distributes or resells the Content featured in such new Content Schedule. Under each Contract Vodafone appoints VGSL as its agent to agree with the Content Provider any amendments to any Content Schedule (and therefore Contract) but only to the extent that such amendments do not impose additional obligations on Vodafone.

2.4	The Standing Offer shall lapse upon termination or expiry of this Master Agreement for any reason and is not otherwise revocable by the Content Provider.

3.	APPOINTMENT AND DELIVERY

3.1
The Content Provider appoints Vodafone as its non-exclusive authorised distributor and reseller in the Territory to promote, advertise, distribute and sell the Content (or licences thereof) on and in the Directory.

3.2	The Content Provider shall at all times provide to Vodafone Content compliant and compatible with the Format, the Integration Guidelines, the Mobile Devices and in the Languages.

3.3	The Content Provider shall provide the Content to Vodafone in accordance with any applicable Delivery Timetable.

3.4
Where a Content Schedule provides that the Content is to be compliant with the Application Submission Criteria for QA, such Content shall be delivered to Vodafone only after it has been certified by a QA Company as complying with the Application Submission Criteria for QA.

3.5
The Content shall not be featured on the Directory until it has successfully completed any testing procedures required by Vodafone. The Content Provider shall bear all the costs and expenses incurred in connection with any testing of the Content required by Vodafone (including, but not limited to, any quality assurance testing undertaken by the QA Company).

4.	THE CONTENT

4.1	Unless otherwise agreed in writing with Vodafone, the Content shall:

4.1.1	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]

4.1.2	not require a Customer to provide any personal information or data to the Content Provider as a condition to access.

4.2	Subject to Clauses 4.3, 4.4 and 4.5, the Content Provider has full editorial control over the Content.

4.3
The Content Provider shall not change or vary the Content or the Format in a material way without VGSL’s prior written consent. The Content shall comply with the Guidelines as updated by VGSL from time to time upon reasonable notice to the Content Provider.

4.4	Where:

4.4.1	the Content (or any part thereof) breaches any of the Guidelines;

4.4.2
Vodafone receives complaints regarding any of the Content or the Content Provider which it considers to be of such seriousness or number as to be prejudicial to the brand or reputation of Vodafone or other Vodafone Group Companies; or

4.4.3
errors are identified in the Content or the Content (or any part thereof) breaches any other provision of this Master Agreement or a Contract,

then, without prejudice to its other rights and remedies, Vodafone may require the Content Provider to use its reasonable endeavours to amend or to replace the Content with content which is acceptable to Vodafone, acting reasonably.

4.5	Vodafone is entitled to alter the format, layout or form of display of the Content:

4.5.1	to the extent necessary or desirable to allow the Content to be presented to Customers on the Directory or in downloaded form in an attractive or easy-to-use/view fashion; and

4.5.2	to comply with any Vodafone security, safety or other integrity process or requirement.

4.6	Vodafone is entitled (without the consent of the Content Provider) to offer Preview Options to Customers in respect of the Content. Preview Options shall not be treated as Chargeable Events.

4.7
The Content Provider shall ensure that the Content shall not contain any form of advertising for any goods or services and the Content Provider agrees that it shall have no right to include any form of advertising in the Content other than branding agreed to be incorporated in the Content pursuant to the Content Provider Branding Guidelines.

4.8
Vodafone may, with the written agreement of the Content Provider, offer to Customers promotions in respect of the Content and such offers shall not be treated as Chargeable Events (unless otherwise expressly agreed in writing with the Content Provider).

4.9
The Content Provider agrees that Vodafone does not have an obligation to place the Content on the Directory or, once placed, retain the Content on the Directory or to make the whole or any part of the Content available to Customers or to make the Content available in all or any of the Territories. Furthermore, Vodafone shall be entitled, but not obliged, to market and promote the Content to Customers.

4.10
The Content Provider acknowledges that a Customer of a Directory in a Territory may as a result of international roaming or cross-border signal leakage be able to access that Directory, and access the Content, outside of the Territory. Such access, distribution or provision of the Content shall be permitted under this Master Agreement and the provisions relating to the Territory shall be interpreted accordingly.

4.11
As between VGSL, Vodafone and the Content Provider, the Content Provider accepts responsibility for all matters relating to the provision or non-provision of the Content to Customers. For the avoidance of doubt, neither VGSL nor Vodafone shall be under any obligation to review any of the Content to ascertain if it complies with the terms of this Agreement and any legal, regulatory or other applicable requirements.

4.12
The Content Provider will use its best efforts to rectify bugs associated with any Content made available to Customers on the Directory at its own expense and in accordance with the response and fix times set out in the Content Schedule. Where a particular error cannot be fixed the Content Provider will provide an amended version free of charge.

5.	THE DIRECTORY

5.1
The Content Provider acknowledges and agrees that the Directory and the distribution of Content may depend upon factors beyond Vodafone’s control including, but not limited to, factors affecting the operation of the Vodafone Network. Vodafone shall use reasonable endeavours to maintain the availability of the Directory twenty-four (24) hours a day, every day of the year but Vodafone shall not be liable for any failure to maintain the Directory in such manner whether this arises from a technical or other failure in the Directory, the Vodafone Network or otherwise. Vodafone does not warrant that the Directory of the Vodafone Network will be free of errors, faults or interruptions.

5.2
Vodafone reserves the right from time to time to improve or otherwise alter the Directory as it deems appropriate (including changes to the category structure or channels). Vodafone reserves the right to suspend the operation of the Directory for the purposes of remedial or preventative maintenance or improvement of the Directory.

5.3
Vodafone may at any time during the term of a Contract, without incurring any liability to the Content Provider, temporarily or permanently suspend, disconnect, remove or bar access to: (a) the Directory; or (b) the Content (or any part thereof) on the Directory. Vodafone shall give the Content Provider notice of any such action.

5.4	Without prejudice to its other rights under a Contract, Vodafone shall be entitled to move the Content to, or place the Content in, any section of the Directory as it considers appropriate.

6.	INTELLECTUAL PROPERTY RIGHTS AND BRANDING

6.1
The Content Provider grants to VGSL and Vodafone a non-exclusive, non-transferable (except to an assignee in accordance with the terms of a Contract) royalty-free (except for the payments specified in Clause 10) licence in the Territory (subject to Clause 4.10) to;

6.1.1
use, store, reproduce, display, distribute, transmit, broadcast and/or otherwise communicate and/or make available to the public the Content through various technologies (including without limitation WAP, SMS, MMS and IM);

6.1.2	use the Content Provider Marks to display, promote and advertise the Content in accordance with the Content Provider Branding Guidelines; and

6.1.3	use the Marketing Materials to promote and advertise the Content in accordance with Clause 6.2.

6.2	The Content Provider shall provide to VGSL as soon as practicable the Marketing Materials. VGSL and each Vodafone Group Company shall be entitled to use the Marketing Materials as follows:

6.2.1
for internal purposes within the Vodafone Group (including, without limitation, featuring on www.vodafonebrand.com and, where Content is Java-based, on VGSL’s Java repository) and as a record of marketing relating to the Directory, without the prior consent of the Content Provider;

6.2.2
in respect of advertising and marketing for and of the Content on television and radio, in the press, on billboards and other outdoor media and in advertising in cinemas, with the prior consent of the Content Provider (such consent not to be unreasonably withheld or delayed - in the absence of reasonable refusal within seven days of request, consent shall be deemed to have been given); and

6.2.3
in respect of all advertising or marketing for and of the Content not specified in Clause 6.2.2 (including, without limitation, featuring in the Vodafone section of www.java.com where the Content is Java based), without the prior consent of the Content Provider.

6.3
All use of the Content Provider Marks shall be for the benefit of Content Provider and, save insofar as use of the Marketing Materials is permitted under Clause 6.2, in accordance with the reasonable terms of use generally applied by the Content Provider to its own activities and applying to licensees of the Content Provider Marks as notified to Vodafone and VGSL in the Content Provider Branding Guidelines.

6.4	For the avoidance of doubt, neither VGSL nor any Vodafone Group Company is obliged to conduct any advertising, marketing or promotion for or in relation to the Content.

6.5
Except as specifically authorised in a Contract or by this Clause 6, neither Party shall use the other Party's name or trade marks (including in the case of the Content Provider, the "Vodafone" name and any trade mark of any Vodafone Group Company) without the other's prior written consent.

6.6	Each Vodatone Group Company shall be entitled to sub-license its rights under this Clause 6 to:

6.6.1	any other Vodafone Group Company;

6.6.2	any Customer to the extent necessary to enable that Customer to exercise those rights in connection with the Content as are associated with a Chargeable Event; and

6.6.3
any service provider if that Vodafone Group Company outsources all or part of the provision or management of the Directory. Such outsourcing contractor shall be allowed to use the rights granted under this Clause 6 subject to that Vodafone Group Company remaining responsible for the acts or omissions of the outsourcng contractor.

6.7
Title to and ownership of all Intellectual Property Rights embodied by or otherwise incorporated into the Content shall remain with the Content Provider or its licensor(s) and the Content Provider shall be responsible for obtaining all licences, clearances, permissions, waivers, approvals or consents required in order to grant the licences required under Clause 6.1, including, without limitation, obtaining any necessary clearances and consents from, and making royalty or other payments to, the owners of the applicable Intellectual Property Rights (including payment of any Collecting Society Royalties).

7.	TECHNICAL AND CUSTOMER SUPPORT

7.1
Vodafone shall provide First Line Customer Support in respect of the Content and the Content Provider shall provide Second Line Customer Support in respect of the Content. The Content Provider authorises Vodafone to refer any Second Line Customer support inquiries to the Content Provider's nominated Relevant Contacts.

7.2	The Content Provider shall not be required to provide support directly to any Customers.

7.3
The following ratings shall be used by the Parties to determine the priority of incidents and the Content Provider's corresponding obligation to respond and resolve such incidents involving the Content and other services delivered or under the responsibility of the Content Provider.

7.3.1
Priority 1 (Critical); Complete failure of the hosting service under Clause 9, the Content or a significant part of the Content or the problem creates a definite business or financial exposure or affects a large number of Customers. Response within ten (10) minutes and resolution within two (2) hours;

7.3.2
Priority 2 (High); Content not totally down, but the affected components form a significant part of the functionality of the Content and the problem creates a possible business or financial exposure. Response within thirty (30) minutes and resolution within eight (8) hours; and

7.3.3
Priority 3 (Medium): The Content is largely available and the problem has little or no effect on the services provided by the Content and the problem creates no business or financial exposure. Response time within three (3) hours and resolution time within two (2) business days.

8.	CONTENT PROTECTION

8.1	These Clauses 8.1 to 8.8 (inclusive) shall only apply in the circumstances where a Content Schedule provides that Vodafone is responsible for providing the agreed level of protection for the Content.

8.2	Vodafone shall put in place the agreed DRM specified in the DRM Guidelines.

8.3
Nothing in this Master Agreement or any Content Schedule or Contract shall affect any rights of action that the Content Provider or any Vodafone Group Company may have under any applicable law in the Territory against:

8.3.1	the circumvention of the DRM put in place by Vodafone pursuant to Clause 8.2 or other technological measures put in place by the Content Provider pursuant to Clause 9.6;

8.3.2	any device, product or component or the provision of services for circumvention of such DRM or other technological measures;

8.3.3	removal or alteration of any Rights associated with Protected Content; or

8.3.4	distribution, importation, broadcasting, communication or making available to the public of Protected Content from which Rights have been removed or altered without authority

(collectively, the "Anti-Circumvention Rights").

8.4	For the avoidance of doubt, neither VGSL, nor any Vodafone Group Company is obliged to exercise its Anti-Circumvention Rights in relation to the Protected Content.

8.5	The Content Provider acknowledges that in order to carry out its obligations under this Clause 8, Vodafone may need to:

8.5.1	substantially adapt any Protected Content distributed via the Vodafone Network to make it or a part of it deliverable to the recipient's Mobile Device; or

8.5.2
override any copy protection or similar measures incorporated into the Content delivered to VGSL or Vodafone (including without limitation copy protection measures supported by SMAF formats) to make such Content deliverable to Customers as Protected Content.

8.6
The Content Provider provides its irrevocable consent to any such adaptation or overriding undertaken as Vodafone may reasonably determine is necessary for the purpose of transmission or delivery of the Content and to any transient copying undertaken in the process of transmission or delivery. The Content Provider agrees that the existence and validity of this Master Agreement shall be conditional upon such consent. For the purposes of this Clause 8.6 and Clause 8.5.1 the term “adaptation” includes, without limitation, the conversion of a video message into a series of still images, the removal of all or part of the Content and the insertion of a link to a URL.

8.7
Neither VGSL nor Vodafone warrants that the DRM put in place pursuant to Clause 8.2 will prevent Protected Content being unlawfully accessed, copied, distributed or used. In particular, the Content Provider acknowledges that the security of such DRM depends upon the robust implementation of industry standards by third parties, in particular, the Mobile Device manufacturers. Neither VGSL nor Vodafone can guarantee that such standards have been implemented correctly or to a sufficiently high standard by such third parties.

8.8
Vodafone shall use its reasonable endeavours to identify the make and model of Mobile Devices to which the Protected Content is distributed with the intention of only distributing such Protected Content to the Mobile Devices specified In the Content Schedule (Specified Mobile Devices) purporting to support the DRM specified in the DRM Guidelines. Vodafone does not warrant the authenticity of any Mobile Device identification information and the Content Provider acknowledges and accepts the risk that third parties may seek to defraud Vodafone and the Content Provider by misrepresenting such information.

9.	HOSTING

9.1	These Clauses 9.1 to 9.7 (inclusive) shall only apply in the circumstances where a Content Schedule provides that the Content Provider is responsible for hosting the Content.

9.2	The Content Provider shall host the Content on the Platform (which shall include provision of application monitoring, application support and fault and change management).

9.3
The Content Provider shall provide sufficient redundancy in services and infrastructure in order to maintain the Content. The Content Provider shall collect and process appropriately all data relating to Chargeable Events and provide this data to VGSL on request. The Content Provider shall perform daily backups of all data regarding Chargeable Events and be able to recover to the last backup. Backups shall be treated in accordance with industry standard security.

9.4
Notwithstanding obligations under Data Protection Legislation, all facilities associated with the hosting of the Content, the Content data and the transmission of that data shall ensure security commensurate with the sensitivity of the data being processed and the service being provided. The Content Provider is responsible for obtaining and maintaining the Content and the Platform.

9.5	The Content Provider shall:

9.5.1	ensure that viruses are not introduced to the Platform;

9.5.2	respond to all virus attacks and destroy any virus detected on the Platform, document each incident and report the details immediately to Vodafone; and

9.5.3	scan all incoming computer media for viruses before they are read by any hardware associated with the Content.

9.6
The Content Provider shall take all reasonable measures to prevent unlawful or unauthorised access to the Content Provider computer systems associated with the Content and the Content data and Content backups (including in the circumstances where a Content Schedule provides that the Content Provider is responsible for protecting the Content, technological measures designed to prevent unlawful or unauthorised use, copying or redistribution of the Content by Customers or any other person). Where appropriate this shall include use of locking devices, firewalls, shared secrets, digital certificates, password protection, and content filtering, encryption and intrusion detection.

9.7
Where the Content Provider materially or persistently falls to meet any of the KPI levels set out in the Content Schedule or any Guidelines relating to its service under this Clause 9, without prejudice to its other rights and remedies and for the avoidance of doubt Vodafone shall be entitled to temporarily suspend or disconnect the Content Provider or remove or bar access to the Content (or any part thereof) on the Directory to its Customers until such time as the Content Provider can show to Vodafone's reasonable satisfaction that it has taken reasonable steps to resolve the problem.

10.	PRICING, REVENUE AND PAYMENTS

10.1
Vodafone determines the price at which it sells, licenses or otherwise distributes the Content to Customers in the Territory (including in the case of Protected Content the price attributed to each of the Purchase Options). Vodafone shall consider any reasonable recommendations from the Content Provider when determining such price. Vodafone may include the Content in a bundle or package of other content as a single or combined offering to the Customer, In which event the Gross Revenue applicable to the Content shall be an appropriate proportion of the relevant charge for such bundle or package, as reasonably determined by Vodafone.

10.2
Vodafone shall pay to the Content Provider the Content Provider Revenue less Deductions in accordance with the procedure set out in this Clause 10. Save as otherwise notified to the Content Provider, VGSL shall act as each relevant Vodafone Group Company's agent for the purposes of paying such sums.

10.3	Vodafone shall not be obliged to make any payment in respect of any Chargeable Event unless and/or until the Customer has paid for the Content in full.

10.4
If Vodafone maintains a repository within a particular Territory containing details of Content purchased by a Customer in such Territory, Vodafone shall be entitled to provide such Content free of charge to any Customer in that Territory where such Customer has already been charged for such Content.

10.5
Save as otherwise notified to the Content Provider, VGSL shall, on behalf of Vodafone, no later than thirty (30) days after the end of the month in which the relevant Chargeable Events were incurred (it being acknowledged that, where the Content Provider hosts the Content, the Content Provider will need to provide the relevant information to VGSL in a timely manner to allow VGSL to meet its obligations under this Clause 10.5):

10.5.1	generate and send to the Content Provider's Relevant Contact for finance matters monthly reports showing the calculation of the Content Provider Revenue for the relevant month; and

10.5.2	(where relevant) issue and send to the Content Provider's Relevant Contact for finance matters a monthly purchase order in respect of the Content Provider Revenue for the relevant month.

10.6
The Content provider shall, upon receipt from VGSL of the report specified in clause 10.5.1 on behalf of Vodafone, issue an invoice in respect of the applicable Content Provider Revenue in the name of each applicable Vodafone Group Company and send such invoices to VGSL (or directly to the relevant Vodafone Group Company, if so directed by VGSL).

10.7	Unless an amount is in bona fide dispute, the Parties shall pay all sums owed to each other under a Contract within sixty (60) days of receipt of a valid invoice for the relevant sum.

10.8
Where Vodafone receives any complaint from a Customer in relation to the Content, it may in its sole discretion decide to make a refund or issue a credit to such Customer in respect of the Chargeable Event. Where such a refund is issued or credited, or where a bad debt is incurred, after the relevant Content Provider Revenue has been paid to the Content Provider, Vodafone shall be entitled to deduct from the calculation of Net Revenue for the following month the amount of such refund, credit or bad debt less any sums (other than Deductions) already received and retained by Vodafone in respect of such Chargeable Event.

10.9	Payment by VGSL on behalf of Vodafone to the Content Provider shall be made by electronic transfer to the Content Provider's bank account specified in the relevant Content Schedule.

10.10
The currency of this Master Agreement and each Contract shall be Euros. All financial reports, statements, invoices, charges and payments made by one Party to the other shall be in Euros. In respect of revenues generated in a Territory that does not have the Euro as its primary currency (a "Non-Euro Amount'), Vodafone shall convert such Non-Euro Amount to Euros using the UK Financial Times average middle market exchange rate calculated for the applicable month.

10.11
Where a Party (the "Debtor") fails to pay another Party (the "Creditor) any amount due and payable under a Contract by the time prescribed by the Contract (the "Due Date"), the Creditor shall be entitled to give the Debtor written notice of its intention to charge interest. If payment of the amount due has still not been received by the Creditor within 14 days of receipt of such notice by the Debtor, the Debtor shall on demand by the Creditor pay the Creditor interest on the unpaid amount at a rate of 1% per annum above the Euribor rate of interest (as prescribed by the European Banking Federation) which is in force on the Due Date, calculated from the Due Date until payment of the unpaid amount is made in full. The Parties acknowledge and agree that the interest payment mechanism set out in this Clause 10 is a substantial remedy.

11.	TAX

11.1
Vodafone shall be entitled to make any deduction or withholding required by law from any payment payable under a Contract or any agreement between Vodafone Group Companies entered into for the purposes of a Contract. In the event that a withholding tax or deduction is payable by Vodafone in respect of the Content Provider Revenue, Vodafone will pay the Content Provider Revenue net of the required withholding or deduction to the Content Provider. Vodafone will supply to the Content Provider evidence to the reasonable satisfaction of the Content Provider that Vodafone has accounted to the relevant authority for the sum withheld or deducted and will provide all such assistance as may be reasonably requested by the Content Provider in recovering the amount of the withholding. In the event that a double taxation treaty applies which provides for a reduced withholding tax rate, Vodafone shall only withhold and pay the reduced tax on behalf and for the account of the Content Provider if an appropriate exemption certificate is issued by the competent tax authority and provided to Vodafone.

11.2
If Vodafone, in good faith, pays the Content Provider Revenue without set-off, counterclaim, or required withholding or deduction and a subsequent audit identifies that a withholding or deduction should have been made from the Content Provider Revenue, the Content Provider shall be liable to pay this withholding or deduction to the relevant authority or (if Vodafone makes the payment to the relevant authority) to Vodafone, together with any interest and penalties due thereon and shall indemnify Vodafone in respect of any such residual liability.

11.3
If a Vodafone Group Company, in order to reduce the VAT Taxes due on the Content Charge, enters into a Contract with the Content Provider and sells, licenses or otherwise distributes the Content in a Territory from outside of that Territory, the following shall be deemed to be an additional Deduction for the purposes of the Contract: the difference between the valued added tax, turnover tax or other taxes included in the Content Charge, and, if higher, the prevailing rate of equivalent taxes that would otherwise be payable with respect to the Content in the country where the Customer purchased the Content.

11.4
The Content Provider warrants and undertakes to Vodafone that it is tax resident in the place indicated in every Content Schedule and shall be deemed to remain tax resident in that territory unless it notifies Vodafone of a change of tax residency on thirty (30) days prior written notice. The Content Provider shall on demand provide any documentation required by Vodafone evidencing its tax residency in such territory.

11.5
In the event that Vodatone is not reasonably informed of a change in tax residence by the Content Provider, the Content Provider will indemnify Vodafone against any costs (including but not limited to withholding tax and any accrued interest and penalties) incurred by Vodafone due to such failure to inform.

11.6	Content Provider Revenue shall be exclusive of any applicable VAT Tax.

11.7
If any VAT Tax is chargeable by the Content Provider in respect of any amount payable by Vodafone under this Master Agreement or any Contract, the Content Provider shall provide Vodafone with an invoice that specifically states such VAT Tax and (if a relief procedure is available) meets all further conditions required by applicable law which are necessary to allow Vodafone to obtain relief from such VAT Tax. Vodafone shall, upon receipt of such invoice, pay to the Content Provider such VAT Tax at the rate then properly chargeable in respect of the relevant payment.

11.8
If the Content Provider provides Content or services under a Contract from outside of the European Union to Vodafone. the Content Provider shall provide to Vodafone a reasonable explanation of the nature of any applicable VAT Tax charged by the Content Provider under the Contract, the rate of such VAT Tax and the processes by which Vodafone can obtain relief for such VAT Tax.

11.9
If the Content Provider has incorrectly charged VAT Tax to Vodafone under a Contract then the relevant invoice shall be corrected as soon as practicable and: (a) where Vodafone has overpaid the VAT Tax, the Content Provider will repay to Vodafone the overpayment of VAT Tax; and (b) where Vodafone has underpaid the VAT Tax, Vodafone shall pay the outstanding amount upon receipt of a valid invoice. Payments under (a) and (b) shall be made in accordance with Clauses 10.7 and 10.11.

11.10
In the circumstances set out in section (b) of Clause 11.9 the Content Provider shall reimburse Vodafone for any and all costs, charges, VAT Taxes and related interest and penalties relating to such underpayment, save to the extent that Vodafone is (acting reasonably) able to recover such amounts from the applicable authorities.

12.	REPORTING AND AUDIT

12.1
Each Party shall, during the term of a Contract, deliver to the other upon its reasonable written request access to and copies of such information that the other may reasonably require to perform its obligations (or to verify that the other Party is performing its obligations) under a Contract.

12.2
Vodafone and the Content Provider shall, at their own expense and upon 30 days' prior written notice, have the right to appoint an independent auditor solely for the purposes of verifying the accuracy of any financial report or statement issued by the other Party under a Contract. If such audit subsequently reveals any financial discrepancy, the audited Party shall rectify such discrepancy within thirty (30) working days after notification of the discrepancy. Each Party shall only be entitled to utilize this provision once in any twelve (12) month period of a Contract.

13.	WARRANTIES

13.1	The Content Provider warrants and undertakes to VGSL and Vodafone that:

13.1.1
it has full right and authority to enter into this Master Agreement and any Contract and that its entry into this Master Agreement and any Contract does not breach any third party's rights or any other agreement to which it is a party;

13.1.2	it shall implement and comply with any Guidelines provided from time to time by VGSL or any other Vodafone Group Company to the Content Provider which relate to:

13.1.2.1
content standards (including anti-social, adult, fraudulent, unlawful or otherwise inappropriate content) and, in particular, shall clearly classify the Content in accordance with the adult content classification framework criteria agreed between the Content Provider and VGSL;

13.1.2.2	access or use of the Directory by Customers (including anti-social, fraudulent, underage, unlawful or improper use); or

13.1.2.3	the Vodafone Network and/or any mobile device;

13.1.3	it shall not act in a way which shall impair or put in jeopardy the operation of the Directory, the Vodafone Network, any mobile device or any part of them;

13.1.4
it has the necessary licences, consents, permissions or approvals to operate and to grant Vodafone the rights to use the Content, the Marketing Materials and the Content Provider Marks in accordance with the terms of a Contract;

13.1.5	it shall use reasonable skill and care in carrying out its obligations and exercising its rights under a Contract and/or this Master Agreement; and

13.1.6	it shall comply with all applicable laws and regulations when performing its obligations under this Master Agreement and/or a Contract.

13.2	The Content Provider warrants and undertakes to VGSL and Vodafone that the Content shall:

13.2.1	be of satisfactory quality and be kept fresh, updated and current (with reference to the nature of the Content's subject matter) and shall not be factually inaccurate;

13.2.2	not infringe any third party's rights (including intellectual Property Rights);

13.2.3
not offend taste or decency, nor be defamatory, obscene. racist, materially inaccurate, be so violent or abusive in nature as to be reasonably likely to cause serious offence in Vodafone's opinion, or otherwise be in breach of any applicable law, regulation or code of conduct or result in Vodafone or any Vodafone Group Company being in breach of any law;

13.2.4
not result in Vodafone or any other Vodafone Group Company being held to carry out any regulated activity in the applicable Territory including but not limited to any gambling service, betting service or lottery (where “regulated activity” means any activity requiring specific governmental authorisation or license, other than the provision of telecommunications or electronic communications services);

13.2.5
not contain any content that promotes a Competitor or criticises Vodafone or any other company within the Vodafone Group, or otherwise bring Vodafone Group Companies into disrepute or damages the reputation or goodwill of Vodafone, or any other Vodafone Group Company or any trade mark of any Vodafone Group Company In any of the Territories; and

13.2.6	not contain any computer viruses, logic bombs, trojan horses and/or any other items of software which would disrupt the proper operation of the Directory, the Vodafone Network or any mobile device.

13.3
VGSL warrants and undertakes that it has full right and authority to enter into this Master Agreement. Each Vodafone Group Company which executes the Contract Acceptance Notice warrants and undertakes that it has full right and authority to execute that Contract Acceptance Notice.

13.4
The Parties acknowledge that their respective obligations and liabilities are exhaustively defined in each Contract and this Master Agreement (as the context requires) and that to the extent permitted by law, the express obligations and warranties provided in each such Contract and this Master Agreement are in lieu of and to the exclusion of any warranty, condition, term, undertaking or representation of any kind, express or implied, statutory or otherwise relating to anything supplied or provided or services performed under or in connection with each such Contract and/or this Master Agreement including (without limitation) as to the condition, quality, performance satisfactory quality or fitness for the purpose.

13.5
Save as otherwise notified to the Content Provider, VGSL shall act as the single point of contact between the Content Provider and each Vodafone Group Company entering into a Contract including, without limitation. in respect of any claims made by the Content Provider or such a Vodafone Group Company under this Master Agreement or any Contract.

14.	INTELLECTUAL PROPERTY INDEMNITY

14.1
The Content Provider shall indemnify Vodafone, VGSL and all other Vodafone Group Companies from and against all losses, damages, costs, expenses, claims, proceedings and liabilities (including legal costs calculated on a solicitor-client basis) sustained or incurred by Vodafone or any Vodafone Group Company arising out of or in connection with any claim or allegation that the provision, use, receipt or possession of the Content, the Marketing Materials and/or the Content Provider Marks:

14.1.1	infringes the Intellectual Property Rights, other proprietary rights or rights of publicity or privacy of a third party; or

14.1.2	is defamatory, obscene, racist, materially inaccurate, violent or abusive in nature, or otherwise in breach of any applicable law, regulation or code of conduct.

14.2
If any third party makes a claim or demand or brings an action against, or notifies an intention to make or bring a claim, demand or action against VGSL or any Vodafone Group Company which may give rise to a liability under this Clause 14 (in this clause, a “relevant claim”), Vodafone shall:

14.2.1	without limiting the generality of this Clause 14, as soon as reasonably practicable give written notice of the relevant claim to the Content Provider;

14.2.2
not make any admission of liability, agreement or compromise in relation to the relevant claim (save where required by law, legislation, court order or governmental regulations) which may be prejudicial to the defence or settlement of any claim, demand or action by VGSL, a Vodafone Group Company or the Content Provider without the prior written consent of the Content Provider (such consent not to be unreasonably withheld or delayed); and

14.2.3	at the request of the Content Provider and at the Content Provider's cost, afford all reasonable assistance for the purpose of contesting the relevant claim.

15.	LIABILITY

15.1
 Except for liability arising under Clauses 14.1 and 15.4, in each Contract Year the aggregate liability of each Party for all claims made under or in connection with a Contract, whether based on contract, tort, negligence or otherwise shall be limited to the greater of: (a) [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] or (b) [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] arising under the Contract in question in the Contract Year in which the applicable liability is sustained.

15.2
Except for liability arising under Clauses 14.1 and 15.4, the total aggregate liability of: (a) the Content Provider to VGSL and Vodafone (together); and (b) VGSL and Vodafone (together) to the Content Provider, under this Master Agreement and all Contracts for all claims made under or in connection with this Master Agreement and all Contracts, whether based on contract, tort, negligence or otherwise shall (in each of the cases (a) and (b)) be limited to [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2].

15.3
Except for liability arising under Clauses 14.1 and 15.4, in no circumstances shall a Party be liable for any indirect, special or consequential damages arising from breach of contract, negligence or other liability even if the other Party had been advised or knew (or should have known) of the possibility of such damages.

15.4
Nothing in this Master Agreement or a Contract excludes a Party's liability with respect to death or personal injury resulting from negligence, or excludes a Party's liability for fraudulent misrepresentation or any other liability to the extent that such liability may not be excluded or restricted by law.

16.	INSURANCE

16.1
Both Parties agree that they carry and will maintain throughout the term adequate Insurance to cover such of their liabilities under this Master Agreement and each Contract. In particular the Content Provider agrees to keep and maintain products/liability insurance to the value of US [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] per claim and third party intellectual property rights insurance to the value of US [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] per claim.

16.2
The Content Provider shall ensure that the appropriate noting of VGSL’s and Vodafone’s Interests have been recorded on the Insurance Policies or a generic interest clause has been included, together with a waiver of subrogation and any right of contribution in favour of VGSL and Vodafone, and shall on the written request of Vodafone from time to time provide a certificate signed by the Content Provider's insurer or such insurer's appointed agents confirming that the Content Provider is insured in accordance with this Clause 16. On the renewal of any Insurance Policies, the Content Provider shall promptly send a copy of the premium receipt to VGSL, if so requested.

16.3	The Content Provider shall during the term of this Agreement and for a period of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] years thereafter:

16.3.1	administer the Insurance Policies and the Content Provider's relationship with its insurers in such a manner as to preserve any benefits to Vodafone from the operation of this Clause 16;

16.3.2	do nothing to invalidate any Insurance Policies or to prejudice the Content Providers entitlement under the insurance Policies; and

16.3.3	not subsequently alter the terms of the Insurance Policies in such a way as to diminish any benefits to VGSL or Vodafone from the Insurance Policies.

16.4	The Content Provider shall ensure that its contractors, subcontractors and agents are insured in the same manner as set out in this Clause 16.

17.	TERM AND TERMINATION

17.1
This Master Agreement shall commence on the date when it has been executed by both parties to the Master Agreement and shall continue unless and until terminated in accordance with the provisions of this Master Agreement. Each Contract shall commence on its Commencement Date and will continue unless otherwise terminated in accordance with Its terms or, if earlier,on the termination of this Master Agreement.

17.2
Either Party to this Master Agreement may terminate this Master Agreement, or a Party to a Contract may terminate that Contract, Immediately on Written notice to the other Party (such notice not to be effective if sent by email) If:

17.2.1
the other Party is in material breach of its terms and such breach is incapable of remedy or, if capable of remedy, fails to remedy that breach within fourteen (14) days’ notice from the non-breaching Party requiring remedy; or

17.2.2
the other Party ceases to carry on its business or has a liquidator, receiver or administrative receiver appointed to it or over any part of its undertaking or assets or passes a resolution for its winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction where the resulting entity will assume all of the liabilities of it) or a court of competent jurisdiction makes an administration order or liquidation order or similar order over the other, or the other enters into any voluntary arrangement with its creditors, or is unable to pay its debts as they fall due or suffers any similar or equivalent act in another relevant jurisdiction.

17.3
VGSL shall be entitled to terminate this Master Agreement or any Contract without cause at any time, either in full or in relation to particular Territories or Items of Content (or both), by giving [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] written notice to the Content Provider, without prejudice to its other rights and remedies. Any partial termination of a Contract shall not affect the validity or enforceability of either: (a) this Master Agreement; (b) other Contracts; or (c) the remainder of the Contract in question.

17.4
Vodafone shall be entitled to terminate a Contract to which it is party without cause at any time, either in full or in relation to particular items of Content, by giving thirty [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] written notice to the Content Provider, without prejudice to its other rights and remedies. Any partial termination of a Contract shall not affect the validity or enforceability of the remainder of the Contract in question.

17.5
The Content Provider shall be entitled to terminate this Master Agreement or any Contract without cause at any time after the date [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] from the date of this Master Agreement (in the case of termination of this Master Agreement) or [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]from the Commencement Date of the relevant Contract (in the case of termination relating to a Contract), either in full or in relation to particular Territories or items of Content (or both), by giving ninety [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] written notice to VGSL (in the case of termination of this Master Agreement) or to Vodafone with a copy to VGSL (in the case of termination relating to a Contract), without prejudice to its other rights and remedies. Any partial termination of a Contract shall not affect either the validity or enforceability of either: (a) this Master Agreement; (b) other Contracts; or (c) the remainder of Contract in question.

17.6.	This Master Agreement shall terminate automatically [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] after the expiration or termination of the last remaining Contract.

17.7	Termination of this Master Agreement or a Contract does not affect the accrued rights, obligations or liabilities of the Parties prior to termination.

17.8	Upon termination of a Contract or this Master Agreement for whatever reason:

17.8.1	Vodafone shall remove the relevant Content from the Directory and cease providing access to such Content to its Customers;

17.8.2	each Party to that termination shall, upon request, return to the other or destroy any relevant confidential Information or materials provided to it by the other;

17.8.3
each Party to that termination shall remove all references to the other's trade marks from any marketing and promotional materials save in respect of any ongoing relationship between the Parties and subject to VGSL retaining a copy of all Content and related marketing and promotional materials for archive and internal analysis purposes;

17.8.4	the Parties shall settle all outstanding sums either may owe the other within one hundred and twenty (120) days of the date of termination; and

17.8.5	subject to Clause 20.8, all rights granted under the Contract in question or this Master Agreement (as appropriate) shall immediately cease.

17.9
VGSL has the right to extend the operation of a Contract for a period of not more than three (3) months after what would otherwise be the effective date of termination or expiration to give Vodafone an opportunity to replace the relevant Content and make appropriate amendments to its marketing materials.

18.	CONFIDENTIALITY AND PUBLICITY

18.1
Except as may be required by law or any applicable regulatory body, or as is strictly required to perform Its obligations under this Master Agreement or a Contract, each Party shall keep secret and confidential and not use, disclose or divulge to any third party any information that they obtain from the other concerning the business, finances, technology and affairs of the other, and in particular but not limited to the terms of this Master Agreement and any Contract and their subject matters. This Clause does not apply to information that has come Into the public domain other than by breach of this Clause or any other duty of confidence or is obtained from a third party without breach of this Clause or is required to be disclosed by law.

18.2
The Content Provider agrees that VGSL and Vodafone shall be entitled to share any or all information it receives from or generates on behalf of the Content Provider pursuant to this Master Agreement and/or any Contract with other Vodafone Group Companies.

18.3
Neither Party shall issue any press statement or other announcements relating to this Master Agreement and/or any Contract or the subject matters thereof (as the context requires) without the prior written consent of the other Party.

19.	DATA PROTECTION

19.1
All personal and traffic data generated by or otherwise collected in relation to the Content will remain the exclusive property of Vodafone. The Content Provider shall be entitled to receive, on written request from time to time, aggregated user Information for the limited purpose of analysing the effectiveness of the Content.

19.2
To the extent that the Content Provider is required in connection with the performance of its obligations under this Master Agreement or a Contract to process personal data relating to any Customer, the Content Provider shall:

19.2.1	only process such personal data on behalf of Vodafone;

19.2.2	act solely on the instructions of Vodafone in respect of such personal data; and

19.2.3	not make any use of that data for any reason other than to perform its obligations hereunder and in particular shall not make any use of the personal data for its marketing purposes.

19.3
To the extent that the Content Provider processes personal data on behalf of Vodafone, the Content Provider must ensure that it has in place appropriate technical and organisational security measures (in addition to those expressly required by this Master Agreement or a Contract) to protect such personal data from accidental or unlawful destruction or accidental loss, damage, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing.

20.	GENERAL

20.1
No variation of this Master Agreement or a Contract or of any of the documents referred to in either agreement shall be valid or effective unless it is in writing and signed by or on behalf of each of the Parties (and, in the case of a Contract, but subject to Clause 2.3, by the relevant Vodafone Group Company).

20.2
This Master Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

20.3
Any notice or other communication required to be given or made under this Master Agreement or a Contract shall be in writing and addressed to the receiving Party's principal contact at the address of the receiving Party as set out in the Master Agreement or a Contract (as the context requires) or such other person or address as notified from time to time in accordance with the terms of this Clause. Any such notice or communication may be delivered by hand, first class post (if both Parties are within the UK), airmail (if one of the Parties is overseas) or fax and shall be deemed to be given or made if: (a) sent by hand, upon receipt; (b) by first class post, on the second working day following the date of posting; (c) by airmail, on the seventh working day following the date of posting; and (d) by fax or email, when despatched provided that a confirmatory copy is immediately despatched by first class post or airmail (as appropriate). The Content Provider shall, whenever it sends a notice to Vodafone, provide a copy of such notice to VGSL.

20.4
This Master Agreement or each Contract, as the context requires, represents the entire understanding between the respective Parties in relation to its subject matter and supersedes all agreements and representations made by either Party, whether oral or written, save in respect of the Master Agency Agreement signed between VGSL and the Content Provider and dated 17 December 2004. This Clause shall not affect either Party's liability for fraud.

20.5
Failure or delay by either Party to enforce any provisions under this Master Agreement or a Contract shall not be taken as or deemed to be a waiver of its rights or operate as a waiver of any subsequent breach.

20.6
If any part of this Master Agreement or a Contract is held to be void, voidable, illegal or unenforceable, the validity or enforceability of the remainder of this Master Agreement or a Contract shall not be affected.

20.7
The Parties shall perform all such further deeds, assurances, acts and things and execute such other documents as may reasonably be required to carry the provisions of this Master Agreement or a Contract into full force and effect.

20.8
The following clauses shall survive termination of this Master Agreement or a Contract for any reason: 10 (Pricing, Revenue and Payments), 11 (Tax), 13 (Warranties), 14 (Intellectual Property Indemnity), 15 (Liability), 16 (Insurance). 17.8 (Term and Termination), 18 (Confidentiality and Publicity), 20.4 (Entire Agreement), 20.5 (Waiver), 20.6 (Severability), 20.7 (Further Assurances), 20.8 (Survival of Terms), 20.9 (Force Majeure), 20.12 (Conflict), 20.13 (Third Party Beneficiaries), 20.14 (Law) and any other clause which should, by its nature, survive termination.

20.9
Neither Party shall be liable for any delay or failure in performing any of its obligations under this Master Agreement or a Contract if such delay or failure is caused by circumstances outside its reasonable control including without limitation, any delay or failure caused by any act or default of the other Party.

20.10
Neither Party may assign, transfer or sub-contract to any other party any of its rights or obligations under this Master Agreement or a Contract except that VGSL (in respect of this Master Agreement) and Vodafone (in respect of a Contract) may assign or transfer its rights or sub-contract its obligations to any Vodafone Group Company. Any Vodafone Group Company may appoint a third party (including, without limitation and for the avoidance of doubt, another Vodafone Group Company) as its agent for the purpose of fulfilling its obligations or exercising its rights under this Agreement.

20.11
To the extent that any provision of this Master Agreement as incorporated into any Contract conflicts with any local legislation or regulation in the Territory specified in the Contract, then the provisions of the local legislation or regulation shall prevail over the conflicting provisions to the extent of such conflict.

20.12
If there is any inconsistency between the provisions of this Master Agreement and the provisions set out in any Content Schedule or any other type of annexure, exhibit or other attachment, the following order of precedence shall be applied so that the higher ranking provisions prevail over the lower-ranking provisions to the extent of the inconsistency:

20.12.1	the Special Conditions;

20.12.2	the terms of this Master Agreement;

20.12.3	the Content Schedule (excluding the Special Conditions); and

20.12.4	any other type of annexure, exhibit or other attachment.

20.13
Save where expressly provided to the contrary In this Master Agreement or in the provisions of a Contract, this Master Agreement is made solely and specifically between the Content Provider and VGSL and each Contract is made solely and specifically between the Content Provider and Vodafone and neither is intended to be for the benefit of or enforceable by any other person, whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise, and neither Party nor Vodafone can declare itself a trustee of the rights under this Master Agreement or a Contract for the benefit of any such person.

20.14
This Master Agreement and each Contract shall be governed by and construed and interpreted in accordance with the law of England and Wales and the Parties to this Master Agreement and each Contract submit to the exclusive jurisdiction of the English Courts.

21.	DEFINITIONS

21.1	In this Master Agreement and each Contract:

21.1.1	reference to persons shall include legal as well as natural persons and (where the context so admits), references to the singular shall include the plural and vice versa;

21.1.2	reference to Clauses shall be to those clauses of this Master Agreement unless the contrary is stated;

21.1.3
reference to this Master Agreement shall (unless the context otherwise requires) include reference to any schedule to this Master Agreement as the same may be amended, novated or supplemented from time to time in accordance with its terns;

21.1.4	section and clause headings in this Master Agreement are for ease of reference only and shall not affect its interpretation, validity or enforceability;

21.1.5	reference to any statute, act, directive or other regulation includes a reference to that statute, act or directive or other regulation as re-enacted or amended from time to time;

21.1.6	the words “include” and “including” shall be construed without limitation to the words following; and

21.1.7	defined terms are set out and described in Clause 21.2.

21.2	In this Master Agreement and each Contract, the following words and expressions shall have the expanded definitions set out below:

“Anti-Circumvention Rights” shall have the meaning given to that term in Clause 8.3;

“Application Submission Criteria for QA” means those guidelines relating to the standards of Content produced and amended from time to time by Vodafone and provided to the Content Provider in connection with the Vodafone certification process;

“Chargeable Event” means any purchase of the Content by a Customer (including in the case of Protected Content any purchase of a subscription service offered pursuant to an applicable Purchase Option) from Vodafone for which the Customer is charged by Vodafone;

“Collecting Society Royalties” means the payment of any royalties due in respect of Collecting Society Rights;

“Collecting Society Rights” means those rights in or in relation to the Content which are controlled by copyright and related rights collecting societies, or which copyright and related rights collecting societies otherwise have the right to exploit, in the Territories and which are applicable to the use and exploitation of the Content pursuant to a Contract;

“Commencement Date” means the date when the Content Provider receives the signed Contract Acceptance Notice from a Vodafone Group Company;

“Competitor” means any third party competitor of the Vodafone live! service in the Territory including without limitation any consumer focused multi-access internet portal, wireless portal or online service provider focused on the provision of wireless content services including but not limited to any operator, or any company affiliated with such operator of an electronic communications network;

“Content” means the information, text, data, graphics, images, software and audio and visual material in whatever media or form described in a Content Schedule or otherwise provided by or on behalf of the Content Provider to Vodafone with the intent to be featured on the Directory and, where the context so requires, includes any Link supplied by the Content Provider to Vodafone which is to be placed in the Directory, any underlying executable code and any Rights;

“Content Charge” means Vodafone's specific charge to the Customer including any value added tax, turnover tax or other local sales or other taxes for the purchase of the Content from it excluding for the avoidance of doubt the Network Charges;

“Content Provider” means the company, partnership, person or entity identified in the Content Schedule attached to this Master Agreement;

“Content Provider Branding Guidelines” means the branding, layout, format, “look and feel” and style guidelines governing the use of the Content and the Content Provider Marks described in a Content Schedule or otherwise provided by the Content Provider to Vodafone under a Contrat as at the date of each applicable Contract;

“Content Provider Marks” means the trade and service marks, trade names, domain names, logos and any and all other branding which the Content Provider owns or has the right to license (whether registered or not and including applications for the same) to be used by Vodafone to brand the Content in accordance with a Contract;

“Content Provider Revenue” means the percentage of Net Revenue set out in the relevant Content Schedule which is (after deduction of any Deductions) payable to the Content Provider under a Contract;

“Content Schedule” means a schedule in a format similar to the content schedule attached to this Master Agreement and in each case completed and signed by VGSL and the Content Provider;

“Contract” means a contract for the distribution and resale/licensing of specified Content on the terms of the relevant Content Schedule and this Master Agreement formed between the Content Provider and a Vodafone Group Company in accordance with the process described in Clause 2;

“Contract Acceptance Notice” means the form of contract acceptance notice attached to this Master Agreement;

“Contract Year” means each calendar year of a Contract commencing on the applicable Commencement Date;

“Creditor” shall have the meaning given to that term in Clause 10.11;

“Customer” means a user of the Directory;

“Data Protection Legislation” means any applicable national data protection and privacy legislation;

“Debtor” shall have the meaning given to that term in Clause 10.11;

“Deductions” means: (1) any deductions or withholdings which VGSL or Vodafone may be required to make by law from any payment payable under this Agreement or any agreement between Vodafone Group Companies entered into for the purposes of this Agreement; (2) any Collecting Society Royalties paid by VGSL, Vodafone and/or any other Vodafone Group Company; and (3) such other deductions which the Parties may agree from time to time in writing;

“Delivery Timetable(s)” means the date(s) agreed by the Parties for the delivery of the Content (if any) as set out in the relevant Content Schedule or as otherwise agreed by the Parties in writing from time to time;

“Directory” means the mobile content directory or other platform from time to time operated for and on behalf of or in conjunction with Vodafone that lists or otherwise facilitates access to various mobile content and services and associated use rights;

“DRM” means technological measures that are designed to prevent or restrict unlawful use, copying or redistribution of the Content or other acts in respect of the Content by Customers or third parties which are not authorised by the Content Provider pursuant to a Contract;

“DRM Guidelines” means the technical, performance and other information relating to the DRM service offered by VGSL and/or Vodafone as produced and amended from time to time by VGSL and/or Vodafone and provided to the Content Provider;

“Due Date” means the time for payment of a sum as specified in the relevant Contract;

“First Line Customer Support” means receiving and handling all Customer Inquiries relating to billing and payment collection, connection to the mobile Internet, access to the Content and any non-Content specific issues relating to the Directory;

“Format” means any format described in the relevant Content Schedule or which Vodafone specifies from time to time;

“Gross Revenue” means the aggregate Content Charges billed to and collected from Customers by Vodafone in respect of Chargeable Events;

“Guidelines” means the Application Submission Criteria for QA (if applicable), the Integration Guidelines and any other rules of procedure (including technical or quality control procedures), guidelines, directions, policies and/or other requirements made or adopted by Vodafone or the Vodafone Group from time to time which relate to content, the operation of the Directory, the participation of companies in the Directory, the provision of content for use on the Directory and/or the subject matter generally of this Master Agreement and/or a Contract;

“Insurance Policies” shall have the meaning given to that term in Clause 16.1;

“Intellectual Property Rights” means all intellectual and industrial property rights, whether registered or unregistered, including trade and service marks, patents, utility models, designs and design rights, trade and business names (including rights in any get-up or trade dress), domain names, topography rights, copyright and related rights, database rights, moral rights and all other similar proprietary rights in every case which may subsist in any part of the world including any registration of any such rights and applications and any rights to make applications for any of the foregoing;

“Integration Guidelines” means the technical performance, style and format requirements relating to the Content produced and amended from time to time by Vodafone and provided to the Content Provider for use in accordance with the terms of a Contract;

“Languages” means the languages that the Content is supplied in by the Content Provider as specified in a Content Schedule;

“Link” means any link that the Content Provider provides in order to facilitate access to the Content by a Customer via the Directory;

“Marketing Materials” means the marketing and promotional materials specified in each Content Schedule or otherwise provided by or on behalf of the Content Provider to Vodafone for use in relation to the Content;

“Mobile Device” means the mobile device(s) that the Content must be compatible with as specified in the relevant Content Schedule;

“month” means a calendar month and “monthly” shall be construed accordingly;

“Not Revenue” means the Gross Revenue less (1) value added tax, turnover tax or other local sales tax or other taxes charged to Customers and (2) all Customer refunds (or credits which may be issued to a Customer in lieu of a refund) in respect of a Chargeable Event;

“Network Charges” means the charges to a Customer levied by Vodafone in connection with the Customer's access, carriage and use of the Content including but not limited to all airtime revenue whether measured In terms of time, volume or event consumption and activation and access fee charges both from voice and data transmission;

“Party” and“Parties” means a party/the parties to a Contract and/or this Master Agreement, as the context requires;

“Platform” means the system, including the equipment, the Link and the software used by the Content Provider to host and maintain the Content:

“Preview Options” means the provision by Vodafone to a Customer via the Directory of an option to preview the Content for the purpose of enabling the Customer to evaluate the Content before purchase;

“Protected Content” means Content to which DRM has been applied by Vodafone in accordance with Clauses 8.1 to 8.8 (inclusive);

“Purchase Options” means the options for use of Protected Content to be presented to Customers via the Directory in response to a request to purchase Protected Content as specified in the relevant Content Schedule;

“QA Company” means a quality assurance company certified by VGSL;

“Relevant Contacts” means the contacts for each Party from time to time as initially identified in the relevant Content Schedule;

“Rights” means a collection of permissions, constraints and other information, corresponding to the applicable Purchase Option, which identifies the Content and defines under what circumstances access is granted to, and what usages are permitted for, Protected Content and any underlying code that represents such information;

“Second Line Customer Support” means receiving and handling all inquiries from a Vodafone Group Company relating to First Line Customer Support;

“Special Conditions” means the special conditions (if any) set out in the relevant Content Schedule;

“Standing Offer” means the offer made by the Content Provider to Vodafone Group Companies as described in Clause 2;

“Territory” means those countries set out in the relevant Content Schedule or the particular country(s), as applicable, specified in any signed Contract Acceptance Notice;

“VAT Tax” means any value added tax, any state or local sales or use tax, any business transfer tax, any transaction tax and any tax analogous to such taxes in any relevant jurisdiction;

“VGSL” means Vodafone Group Services Limited, a company incorporated in England (registered number 3802001) and having its registered office at Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, United Kingdom;

“Vodafone” means any Vodafone Group Company which has entered into a Contract with the Content Provider pursuant to Clause 2;

“Vodafone Group” means Vodafone Group Plc, Vodafone Partner Network Companies and each company or entity in which Vodafone Group Plc has a shareholding or interest, directly or indirectly of 15% or more or has the right to exercise, directly or Indirectly 15% or more of the voting rights and “Vodafone Group Company” shall be construed accordingly;

“Vodafone Partner Network Companies” means any company or corporation with which a Vodafone Group Company (which for the avoidance of doubt excludes another Vodafone Partner Network Company) has entered into a co-operation agreement with regard to the development and supply of new products and services and other related matters, and with which Vodafone Group Plc (or such Vodafone Group Company as Vodafone Group Plc has nominated) has entered into a brand licence agreement in relation to the licensing and use of the Vodafone name and brand and “Vodafone Partner Network Company” shall be construed accordingly; and

“Vodafone Network” means the wireless communications systems operated and/or provided for and on behalf of Vodafone within the Territory.

Executed as an agreement:

By the authorised representative of: Vodafone Group Services Limited	) )
	)		/s/ Graeme Ferguson
	) ) )	Name:	GRAEME FERGUSON
	) )	Title:	EXECUTIVE HEAD OF CONTENT DEVELOPMENT
	) )	Date:	17th JANUARY 2005

By the authorised representative of: The Content Provider	) )
	)		/s/ Camill Sayadeh
	) ) )	Name:	Camill Sayadeh
	) )	Title:	COO
	) )	Date:	December 20, 2004